Exhibit 99.2

Unaudited Pro Forma Condensed Combined Financial Information

The unaudited pro forma condensed combined financial information of Ritchie Bros. Auctioneers Incorporated (“RBA”) has been prepared in accordance with Article 11 of Regulation S-X, and presents the combination of the historical financial information of RBA and IAA, Inc. (“IAA”) adjusted to give effect to the Mergers and the other events contemplated by the Merger Agreement. The unaudited pro forma condensed combined financial information of RBA also gives effect to other financing events completed by RBA that have occurred but are not yet reflected in the historical financial information of RBA and are considered material transactions separate from the Mergers.

Description of the Mergers

On November 7, 2022, RBA and IAA entered into the Merger Agreement, which was subsequently amended on January 22, 2023. The closing of the Mergers occurred on March 20, 2023. Pursuant to the Merger Agreement upon the closing of the Mergers, Merger Sub 1 merged with and into IAA, with IAA as the surviving entity and, immediately thereafter, IAA merged with and into Merger Sub 2, with Merger Sub 2 surviving the Mergers as the successor company of IAA and an indirect wholly owned subsidiary of RBA. Upon consummation of the Mergers:

Each share of IAA Common Stock issued and outstanding immediately prior to the Effective Time (excluding shares held by IAA and its subsidiaries and stockholders exercising their appraisal rights) was surrendered and exchanged into the right to receive:

•	$12.80 in cash, without interest and less any applicable withholding taxes (“cash consideration”); and

•	0.5252 RBA common shares (“share consideration”).

Each outstanding IAA Stock Option, whether vested or unvested, each outstanding unvested IAA RSU Award that was subject solely to time-based vesting, and each outstanding unvested IAA PRSU Award that was subject to performance-based vesting at the Mergers closing date was cancelled and exchanged into equivalent outstanding equity awards covering RBA common shares based on the equity award exchange ratio of 0.763139.

Expected Accounting Treatment of the Mergers

The Mergers will be accounted for as a business combination in accordance with the acquisition method of accounting under GAAP. RBA is determined to be the accounting acquirer and IAA is determined to be the accounting acquiree. This determination was primarily based on the transfer of cash consideration by RBA to the former economic interest holders of IAA and the relative share ownership, voting rights, composition of the governing body, and the designation of certain senior management positions of the combined entity. Under this method of accounting, the purchase price of the Mergers will be allocated to the assets acquired and liabilities assumed based on their preliminary fair values at the Mergers closing date. Any excess of the estimated fair value of the consideration transferred over the estimated fair value of identifiable assets and liabilities will be recorded as goodwill.

Other Financing Events

Debt Financing

RBA funded the cash portion of the merger consideration through a combination of (i) cash from its balance sheet, (ii) borrowings under the term loan A facility, and (iii) the proceeds from the sale of the Notes (defined below) offered on March 15, 2023 .

In connection with the Merger Agreement, RBA entered into a debt commitment letter with certain financial institutions that committed to provide, subject to the terms and conditions set forth therein, the bridge loan facility in an aggregate principal amount of up to $2.8 billion and the backstop revolving facility in an aggregate principal amount of up to $750.0 million. RBA subsequently obtained the sixth amendment to its existing credit agreement which, among other things, permitted the Mergers and served to terminate the backstop commitments (including the revolving backstop facility and $88.9 million of bridge commitments that served as a backstop for its existing term loans under the existing credit agreement) and replace an additional $1.825 billion of bridge commitments with the new term loan A facility. The applicable interest rate on the term loan A facility is at the adjusted term SOFR rate under the Sixth Amendment, and was determined to be 7.5% upon closing.

On March 15, 2023, RBA completed its previously announced offering of the following two series of senior notes issued at par:

•	$550 million aggregate principal amount of 6.750% senior secured notes due 2028 (the “Secured Notes”)

•	$800 million aggregate principal amount of 7.750% senior notes due 2031 (the “Unsecured Notes” and, together with the Secured Notes, the “Notes”)

RBA borrowed a total of $3.3 billion, including the term loan A facility and the Notes, that was used to (a) finance the Mergers, (b) pay transaction costs, (c) repay certain existing indebtedness of IAA, (d) repay or refinance all existing indebtedness of RBA and (e) pay the RBA Special Dividend (as described below).

Debt issuance costs were incurred for the New term loan A facility, the secured notes and the unsecured notes and will be amortized over the respective terms of the debt.

Investment Transaction

On January 22, 2023, RBA entered into the securities purchase agreement (the “SPA”) with the Starboard purchasers and, for certain purposes, Starboard Value LP and Jeffrey C. Smith, pursuant to which RBA agreed to issue and sell to the Starboard purchasers (a) 485,000,000 of RBA’s series A senior preferred shares (the “Series A Senior Preferred Shares”) at a purchase price of $1.00 per share and (b) 251,163 common shares at a purchase price of $59.722 per share, (referred to as the “Investment Transaction”). The closing of the Investment Transaction occurred on February 1, 2023.

Holders of the Series A Senior Preferred Shares will receive annual dividends on a cumulative basis initially equal to 5.5% of the aggregate principal amount of $485.0 million and will be payable quarterly in arrears on March 15, June 15, September 15 and December 15 of each calendar year in cash or in common shares at RBA’s election. The Series A Senior Preferred Shares are participating securities and will also participate on an as-converted basis in any regular dividends paid to common shareholders, subject to a $0.27 per share per quarter floor.

Pursuant to the articles of amendment of RBA governing the Series A Senior Preferred Shares, holders of the Series A Senior Preferred Shares have redemption rights upon consummation of a change of control of RBA to require RBA to repurchase the Series A Senior Preferred Shares at an amount in cash equal to the applicable conversion price plus accrued and unpaid dividends thereon, plus a make whole premium. Holders of the Series A Senior Preferred Shares also have non-contingent rights to convert the Series A Senior Preferred Shares into RBA common shares. The conversion rate was initially 0.0136986 RBA common shares per $1.00 conversion amount, subject to customary anti-dilution adjustment provisions, including an adjustment for the RBA Special Dividend to be paid in connection with the Mergers.

RBA Special Dividend

RBA’s board of directors declared a special cash dividend (the “Special Dividend”) on RBA’s outstanding common shares of $1.08 per share, payable to shareholders of record at the close of business on March 17, 2023. Payment of the dividend was made to eligible RBA shareholders on March 28, 2023. IAA stockholders were not entitled to receive Special Dividend with respect to any RBA common shares received as consideration in the Mergers.

Other Information

The unaudited pro forma condensed combined financial information was derived from and should be read in conjunction with the following historical financial statements and the accompanying notes:

•	the historical audited consolidated financial statements of RBA as of and for the year ended December 31, 2022, included in RBA’s Annual Report on Form 10-K filed with the SEC on February 21, 2023; and

•	the historical audited consolidated financial statements of IAA as of and for the fiscal year ended January 1, 2023, included in IAA’s Annual Report on Form 10-K filed with the SEC on February 24, 2023, which are included as Exhibit 99.1 in this current report.

The unaudited pro forma condensed combined financial information should also be read together with the information set forth under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of RBA’s and IAA’s respective annual reports. The unaudited pro forma condensed combined financial information should also be read together with other financial information related to the Mergers included elsewhere in this current report.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF DECEMBER 31, 2022

(in millions)

	Historical
	Ritchie Bros. Auctioneers Incorporated	IAA, Inc
	As of December 31, 2022	As of January 1, 2023	Transaction Accounting Adjustments - Reclassification	Notes	Transaction Accounting Adjustments- Financing	Notes	Transaction Accounting Adjustments Acquisition	Notes	Pro Forma Combined
ASSETS
Current assets:
Cash and cash equivalents	$494	$196	$—		$3,223	4(a)	$(2,920)	5(a)	$624
					(627)	4(b)	(122)	5 (b)
					500	4 (c)	(120)	5 (c)
Restricted cash	132	—	—		—		—		132
Trade and other receivables	186	455	—		—		—		641
Less: allowance for credit losses	(3)	(10)	—		—		—		(13)
Prepaid consigned vehicle charges	—	68	—		—		(68)	5 (a)	—
Inventory	103	—	51	2(a)	—		—		154
Other current assets	48	79	(51)	2(a)	—		—		69
			(7)	2(b)
Income taxes receivable	3	—	7	2(b)	—		—		10
Total current assets	963	788	—		3,096		(3,230)		1,617
Non-current assets:
Property, plant and equipment	459	384	—		—		232	5 (a)	1,075
Operating lease right-of-use assets	—	1,204	123	2(c)	—		30	5 (a)	1,357
Other non-current assets	163	34	(123)	2(c)	—		—		74
Intangible assets	323	185	—		—		2,155	5(a)	2,663
Goodwill	949	768	—		—		3,163	5(a)	4,880
Deferred tax assets	7	—	—		—		—		7
Total assets	$2,864	$3,363	$—		$3,096		$2,350		$11,673

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET - (continued)
AS OF DECEMBER 31, 2022

(in millions)

	Historical
	Ritchie Bros. Auctioneers Incorporated	IAA, Inc
	As of December 31, 2022	As of January 1, 2023	Transaction Accounting Adjustments Reclassification	Notes	Transaction Accounting Adjustments Financing	Notes	Transaction Accounting Adjustments Acquisition	Notes	Pro Forma Combined
LIABILITIES, SERIES A SENIOR PREFERRED SHARES AND EQUITY
Current liabilities:
Auction proceeds payable	$426	$—	$8	2(d)	$—		$—		$434
Trade and other liabilities	295	231	(13)	2 (c)	(13)	4(b)	10	5(a)	593
			(8)	2(d)			(8)	5(b)
			99	2 (e)
Short-term right-of-use operating lease liabilities	—	88	13	2(c)	—		67	5(a)	168
Accrued employee benefits and compensation expenses	—	34	(34)	2(e)	—		—		—
Other accrued expenses	—	65	(65)	2(e)	—		—		—
Income taxes payable	41	—	—		—		—		41
Short-term debt	29	—	—		(29)	4(b)	—		—
Current portion of long-term debt	4	32	—		96	4(a)	(32)	5(a)	96
					(4)	4(b)
Total current liabilities	795	450	—		50		37		1,332
Non-current liabilities:
Long-term debt	577	1,091	—		3,127	4 (a)	(1,091)	5(a)	3,127
					(577)	4 (b)
Long-term right-of-use operating lease liabilities	—	1,165	112	2 (c)	—		(86)	5(a)	1,191
Other non-current liabilities	148	23	(112)	2(c)	—		(1)	5(a)	58
Deferred tax liabilities	54	67	—		—		566	5(a)	687
Total liabilities	1,574	2,796	—		2,600		(575)		6,395

Commitments and contingencies	—	—	—		—		—		—
Series A Senior Preferred Shares	—	—	—		485	4(c)	—		485

Stockholder’s Equity:
Preferred stock	—	—	—		—		—		—
Common stock	246	1	—		15	4(c)	(1)	5(a)	261
Treasury stock	—	(61)	—		—		61	5(a)	—
Additional paid-in capital	86	26	—		—		3,700	5(a)	3,817
							5	5(d)
Retained earnings	1,043	655	—		(4)	4 (b)	(655)	5(a)	800
							(114)	5(b)
							(120)	5(c)
							(5)	5(d)
Accumulated other comprehensive loss	(85)	(54)	—		—		54	5(a)	(85)
Non-controlling interest	—	—	—		—		—		—
Total stockholder’s equity	1,290	567	—		11		2,925		4,793
Total liabilities, Series A Senior Preferred Shares, and stockholder’s equity	$2,864	$3,363	$—		$3,096		$2,350		$11,673

UNAUDITED PRO FORMA CONDENSED COMBINED INCOME STATEMENT
FOR THE YEAR ENDED DECEMBER 31, 2022

(in millions, except share and per share amounts)

	Historical
	Ritchie Bros. Auctioneers Incorporated	IAA, Inc.
	Year ended December 31, 2022	Year ended January 1, 2023	Transaction Accounting Adjustments - Reclassification	Notes	Transaction Accounting Adjustments - Financing	Notes	Transaction Accounting Adjustments - Acquisition	Notes	Pro Forma Combined
Revenue:
Service revenue	$1,051	$1,686	$—		$—		$—		$2,737
Inventory sales revenue	683	413	—		—		—		1,096
Total revenue	1,734	2,099	—		—		—		3,833

Operating expenses:
Cost of services	168	996	—		—		—		1,164
Cost of inventory sold	609	368	—		—		—		977
Selling, general and administrative expenses	540	212	(9)	2(f)	—		(13)	6(e)	738
							8	6(f)
Acquisition-related costs	37	—	9	2(f)	—		115	6(d)	187
							26	6(g)
Depreciation and amortization expenses	97	106	—		—		(62)	6(a)	393
							252	6(b)
Foreign exchange loss (gain)	(1)	—	5	2(g)	—		—		4
Total operating expenses, net	1,450	1,682	5		—		326		3,463
Gain on disposition of property, plant and equipment	171	—	2	2(h)	—		—		173
Operating income	455	417	(3)		—		(326)		543

Interest expense	(58)	(52)	—		(249)	4(d)	52	6(c)	(278)
					29	4(e)
Interest income	7	1	—		—		—		8
Change in fair value of derivatives, net	1	—	—		—		—		1
Other income (expense), net	1	(5)	(2)	2(h)	—		—		(1)
			5	2(g)
Income before income taxes	406	361	—		(220)		(274)		273

Income tax expense (benefit)	86	69	—		(53)	4(f)	(59)	4(f)	43
Net income (loss)	$320	$292	$—		$(167)		$(215)		$230

Cumulative dividends on Series A Senior Preferred Shares	—	—	—		(27)	4(g)	—		(27)
Allocated earnings to participating securities	—	—	—		(7)	4(g)	—		(7)
Net income (loss) attributable to:
Common Stockholders	$320	$292	$—		$(201)		$(215)		$196
Non-controlling interests	—	—	—		—		—		—
Earnings per share attributable to common stockholders:
Basic	$2.89							6(h)	$1.08
Diluted	$2.86							6(h)	$1.07
Weighted average number of shares outstanding
Basic	110,781,282							6(h)	181,616,319
Diluted	111,886,025							6(h)	182,843,684

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1.       Basis of Presentation

The Mergers will be accounted for as a business combination in accordance with the acquisition method of accounting under GAAP. RBA is determined to be the accounting acquirer and IAA is determined to be the accounting acquiree.

The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X. The adjustments in the unaudited pro forma condensed combined financial information have been identified and presented to provide relevant information in accordance with GAAP necessary for an illustrative understanding of RBA upon consummation of the Mergers and the other related events contemplated by the Merger Agreement and this current report. Assumptions and estimates underlying the unaudited pro forma adjustments set forth in the unaudited pro forma condensed combined financial information are described in the accompanying notes.

The unaudited pro forma condensed combined balance sheet as of December 31, 2022 is prepared on a combined basis using the historical audited consolidated balance sheets of RBA and IAA as of December 31, 2022, and January 1, 2023, respectively, giving pro forma effect to the Mergers and the other related events contemplated by the Merger Agreement as if each had been consummated on December 31, 2022 based on the assumptions and adjustments described in the accompanying notes.

The unaudited pro forma condensed combined income statement for the year ended December 31, 2022 gives pro forma effect to the Mergers and the other related events contemplated by the Merger Agreement as if each had been consummated on January 1, 2022, the beginning of the earliest period presented, based on the assumptions and adjustments described in the accompanying notes. As the difference between RBA’s and IAA’s fiscal year-end dates is less than one fiscal quarter, the unaudited pro forma condensed combined income statement for the year ended December 31, 2022 combines the historical audited consolidated income statements of RBA and IAA for the fiscal year ended December 31, 2022, and for the fiscal year ended January 1, 2023, respectively.

The unaudited pro forma condensed combined financial information has been presented for informational purposes only and is not necessarily indicative of the operating results that would have been achieved had the Mergers occurred on the dates indicated, and does not reflect adjustments for any anticipated synergies, operating efficiencies, tax savings or integration costs. The unaudited pro forma condensed combined financial information does not purport to project the future operating results or financial position of RBA following the completion of the Mergers. RBA and IAA have not had any historical relationship prior to the Mergers. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The unaudited pro forma adjustments represent RBA management’s estimates based on information available as of the date of this current report and are subject to change as additional information becomes available and analyses are performed. If the actual facts are different than these assumptions, then the amounts and shares outstanding in the unaudited pro forma condensed combined financial information will be different and those changes could be material.

2.       Significant Accounting Policies

The accounting policies used in the preparation of the unaudited pro forma condensed combined financial information are those set out in RBA’s audited annual financial statements as of and for the year ended December 31, 2022. The Series A Senior Preferred Shares are classified outside of stockholder’s equity on the condensed combined pro forma balance sheet because the holders of such shares have redemption rights in the event of a change in control, which is deemed outside of RBA’s control. RBA management is currently evaluating for significant accounting policy differences between the two entities. RBA management is performing a comprehensive review of the accounting policies between the two entities and may identify differences in accounting policies between the two entities which, when conformed, could be material.

Certain reclassifications are reflected in the unaudited pro forma condensed combined balance sheet and unaudited pro forma condensed combined income statement to conform presentation between IAA and RBA These reclassifications have no effect on previously reported total assets, total liabilities and shareholders’ equity, or net income of RBA or IAA. The unaudited pro forma condensed combined financial information may not reflect all reclassifications necessary to conform IAA’s presentation to that of RBA due to limitations on the availability of information as of the date of this current report. Additional reclassification adjustments may be identified as more information becomes available.

The following reclassification adjustments were made to conform presentation between IAA and RBA:

(a)	Represents the reclassification of inventory assets from other current assets to inventory.

(b)	Represents the reclassification of income taxes receivable from other current assets to income taxes receivable.

(c)	Represents the reclassification of operating lease right-of-use assets from other non-current assets to operating lease right-of-use assets, and the reclassification of operating lease liabilities from trade and other liabilities to short-term right-of-use operating lease liabilities, and other non-current liabilities to long-term right-of-use operating lease liabilities.

(d)	Represents the reclassification of certain payables to sellers from trade and other liabilities to auction proceeds payable.

(e)	Represents the reclassification of certain current liabilities from accrued employee benefits and compensation expenses and other accrued expenses to trade and other liabilities.

(f)	Represents the reclassification of certain acquisition-related costs from selling, general and administrative expenses to acquisition-related costs.

(g)	Represents the reclassification of foreign exchange losses from other income (expense), net to foreign exchange loss (gain).

(h)	Represents the reclassification of gain on disposition of property, plant and equipment from other income (expense), net to gain on disposition of property, plant and equipment.

3.       Calculation of Merger Consideration and Preliminary Purchase Price Allocation of the Mergers

Upon the consummation of the Mergers, holders of the 133,864,518 issued and outstanding shares of IAA Common Stock, in addition to holders of IAA RSAs and holders of IAA Phantom Stock Awards, based on the capitalization of IAA as of March 20, 2023, received $12.80 per share in cash, plus an aggregate of 70,339,723 newly issued RBA common shares as calculated based on the exchange ratio. Holders of the issued and outstanding IAA equity awards as of March 20, 2023 received RBA equity awards or shares covering 554,626 RBA common shares after giving effect to the equity award exchange ratio, based on the following events contemplated by the Merger Agreement:

•	the cancellation and exchange of all 133,864,518 issued and outstanding shares of IAA Common Stock, in addition to 27,855 shares underlying IAA RSAs and 37,049 shares underlying IAA Phantom Stock Awards granted to non-employee directors, for $12.80 per share in cash plus an aggregate of 70,339,723 newly issued RBA common shares as calculated based on the exchange ratio;

•	the cancellation and exchange of all 246,009 granted and outstanding vested and unvested IAA Stock Options into RBA options for the purchase of 187,727 RBA common shares with the same terms and vesting conditions except for the number of underlying shares and the exercise price, each of which was adjusted by the equity award exchange ratio;

•	the cancellation and exchange of all 268,291 granted and outstanding unvested IAA RSU Awards into 204,547 RBA RSUs for RBA common shares with the same terms and vesting conditions except for the number of underlying shares, which was adjusted by the equity award exchange ratio; and

•	the cancellation and exchange of all 212,979 granted and outstanding unvested IAA PRSU Awards into 162,352 RBA RSUs for RBA common shares with similar terms except for having time-only vesting conditions and for the underlying number of shares, which was adjusted by the equity award exchange ratio.

Preliminary Merger Consideration

The preliminary fair value of the Merger Consideration transferred on the Mergers closing date included the cash consideration, the fair value of approximately 70,339,723 RBA common shares issued, the fair value of assumed IAA equity awards attributable to pre-combination services, and the amount of cash paid for the repayment of certain existing indebtedness of IAA. The preliminary merger consideration is as follows:

(dollars in millions)
Cash consideration(1)	$1,714
Fair value of RBA common shares issued(2)	3,713
Fair value of assumed IAA equity awards attributable to pre-combination service(3)	13
Repayment of certain existing indebtedness of IAA(4)	1,157
Estimated reimbursement of sell side acquisition costs(5)	49
Total Preliminary Merger Consideration	$6,646

(1)	Represents the cash consideration paid to IAA stockholders pursuant to the Merger Agreement based on the capitalization of IAA as of March 20, 2023.

(2)	Represents the fair value of RBA common shares issued to IAA stockholders pursuant to the Merger Agreement based on the capitalization of IAA as of March 20, 2023, at a $52.79 closing price of RBA common shares as of March 17, 2023.

(3)	Represents the preliminary portion of the fair value of stock options, restricted stock units and performance-based restricted stock units cancelled and exchanged by RBA upon completion of the Mergers that is attributable to pre-combination service.

(4)	Represents the total cash consideration paid concurrent with the closing of the Mergers to retire certain existing indebtedness of IAA with an outstanding balance of approximately $1,157.1 million as of March 20, 2023, including accrued interest and prepayment penalties.

(5)	Represents the total cash consideration paid concurrent with the closing of the Mergers by RBA for IAA transaction costs.

Preliminary Purchase Price Allocation

Under the acquisition method of accounting, the identifiable assets acquired and liabilities assumed will be recorded by RBA at their acquisition date fair values. The excess purchase price over the fair values of identifiable assets and liabilities is recorded as goodwill.

The preliminary estimate of fair values of assets acquired and liabilities assumed have been determined by management of RBA using publicly available benchmarking information and other assumptions, including market participant assumptions. The purchase price allocation is preliminary and subject to change, as additional information becomes available and as additional analyses are performed. The differences that may occur between the preliminary estimates and the final purchase price allocation when the valuation and other studies are finalized could be material.

The fair value assigned to intangible assets has been estimated based on third-party preliminary valuation studies utilizing income-based methodologies and corroborated with publicly available market benchmarks. The preliminary land fair value estimation was based on broker valuations, tax appraisals and other information provided by IAA management. The estimated fair values of land are preliminary and subject to a valuation assessment post-close. Other property, plant and equipment and working capital amounts are assumed to have fair values equal to historical book values. Real and personal property will be valued as of the acquisition date but were not included in the preliminary valuation assessment. The final purchase price allocation will be based on appraisals subsequent to the consummation of the Mergers and may result in materially different allocations for assets than those presented in this unaudited pro forma condensed combined balance sheet. The intangible assets identified in the preliminary purchase price allocation are subject to further examination which may result in additional assets identified, excluded or further segmented. Any change in the amount of the final purchase price allocated to amortizable, finite lived intangible assets as well as property, plant and equipment could materially affect the amount of amortization and depreciation expense. The preliminary purchase price and purchase price allocation are presented as follows:

(dollars in millions)
Cash consideration	$1,714
Fair value of RBA common shares issued	3,713
Fair value of assumed IAA equity awards attributable to pre-combination service	13
Repayment of certain existing indebtedness of IAA	1,157
Estimated reimbursement of sell side acquisition cost	49
Total preliminary merger consideration	$6,646

Cash and cash equivalents	$196
Trade and other receivables	445
Inventory	51
Income taxes receivable	7
Other current assets	21
Property, plant and equipment	616
Operating lease right-of-use assets	1,234
Other non-current assets	34
Intangible assets	2,340
Total assets	$4,944

Auction proceeds payable	$8
Trade and other liabilities	332
Short-term right-of-use operating lease liability	155
Long-term right-of-use operating lease liability	1,079
Other non-current liabilities	22
Deferred tax liabilities	633
Total liabilities	$2,229

Preliminary fair value of net assets acquired	$2,715
Preliminary allocation of goodwill	3,931
Historical goodwill of IAA	768
Adjustment to goodwill	$3,163

Goodwill will not be amortized but instead will be reviewed for impairment at the reporting unit level at least annually, and more often if indicators of impairment are identified. Goodwill represents future economic benefits including going concern value, the value of future buyer and provider relationships, the opportunity to scale and expand market offerings, and other expected synergies. Goodwill recognized in the Mergers is not expected to be deductible for tax purposes.

4.       Transaction Accounting Adjustments - Financing

(a)	Reflects the newly raised term loan A facility, Secured notes and Unsecured notes with a total principal amount of $3,260.0 million to fund the Mergers as described in the other financing events section above, net of a total $37.1 million in estimated deferred financing costs.

(dollars in millions)
Term loan A facility	$1,910
Deferred financing costs	(18)
Current portion of long-term debt	(96)
Long-term debt	$1,796

Secured notes	$550
Estimated deferred financing costs	(8)
Current portion of long-term debt	—
Long-term debt	$542

Unsecured notes	$800
Estimated deferred financing costs	(11)
Current portion of long-term debt	—
Long-term debt	$789

(b)	Represents the repayment or refinancing of RBA existing debt using the proceeds from the newly raised borrowings, including the repayment or refinancing of all of our outstanding short-term debt, redemption of the 2016 Notes and repayment or refinancing of the delayed-draw term loan, and the associated write-off of unamortized deferred debt issuance costs.

(c)	Represents the proceeds from Investment Transaction in aggregated amount of $500.0 million in connection with the sale and issuance of (i) 485,000,000 of RBA Series A Senior Preferred Shares at a purchase price of $1.00 per share, and (ii) 251,163 shares of RBA common shares at a purchase price of $59.722 per share, pursuant to the SPA.

(d)	Represents the total interest expense and amortization of deferred issuance costs for the term loan A facility, secured notes offered hereby and unsecured notes to be incurred by RBA to fund the Mergers as described in “—Other Financing Events.” Interest expense is calculated using an effective interest rate. The effective interest rates for the term loan A facility, secured notes and unsecured notes were 7.8%, 7.1% and 8.0%, respectively.

(e)	Represents the elimination of interest expense and write-off of unamortized deferred debt issuance costs associated with the repayment or refinancing of RBA existing debt using the proceeds from the newly raised borrowings, including the repayment or refinancing of all of our outstanding short-term debt, redemption of the 2016 Notes and repayment or refinancing of the delayed-draw term loan.

(f)	Represents the tax expense (benefit) impact at an estimated blended effective tax rate of 22.9% for the year ended December 31, 2022, based on the weighted-average statutory tax rate of the jurisdictions expected to be impacted for each of these periods and is not necessarily indicative of the effective tax rate of RBA following the Mergers, which could be significantly different depending on post-acquisition activities, including the geographical mix of income among other factors. The actual tax effects of the Mergers will differ from the pro forma adjustments, and the differences may be material.

(g)	Represents the estimated cumulative preferred share dividend and participation rights associated with the Series A Senior Preferred Shares sold and issued in connection with the Investment Transaction.

5.       Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

The adjustments included in the unaudited pro forma condensed combined balance sheet as of December 31, 2022 are as follows:

(a)	Represents the adjustments to historical IAA balances to reflect the impact of acquisition accounting as outlined in Note 3 above, based on the total preliminary merger consideration of $6,646.1 million, which consists of (i) cash consideration of $1,714.2 million to be paid to IAA stockholders, (ii) the issuance of 70,339,723 RBA common shares with a fair value of $3,713.1 million, (iii) the issuance of RBA equity awards covering 554,626 RBA common shares with a fair value of $13.0 million attributable to IAA equity award holders’ pre-combination service, (iv) the repayment of certain existing indebtedness of IAA outstanding as of March 20, 2023 of approximately $1,157.1 million, including accrued interest and prepayment penalties under IAA’s credit facilities and senior notes and (v) the estimated reimbursement of sell side acquisition costs of $48.8 million, as summarized below:

(dollars in millions)
Total merger consideration	$6,646
Less: identifiable net assets acquired(1)	(2,715)
Estimated goodwill	$3,931

IAA historical goodwill	768
Adjustment to goodwill	$3,163

Historical RBA goodwill	949
Pro forma goodwill	$4,880

(1)	The purchase price allocation is based on preliminary estimates of fair value of assets acquired and liabilities assumed. The difference between the preliminary total merger consideration and preliminary identifiable net assets acquired is recorded as estimated goodwill. The preliminary purchase price and purchase price allocation are presented in Note 3 above. Upon completion of the fair value assessment after the Mergers, it is anticipated that the ultimate purchase price allocation will differ from the preliminary assessment outlined here. Any changes to the initial estimates of the fair value of the acquired assets and assumed liabilities will be recorded as adjustments to those assets and liabilities, and residual amounts will be allocated to goodwill.

Prepaid consigned vehicle charges include inbound tow, titling costs and enhancement charges associated with the receipt of a consigned vehicle for auction. These costs are incurred by IAA and are not reimbursable. Because RBA will not receive a future economic benefit from these deferred costs, they do not qualify for asset recognition in the Mergers.

The identifiable net assets acquired includes a deferred tax liability which is associated with the preliminary purchase price allocation and the pro forma adjustments. These purchase accounting adjustments create new differences between the book basis and tax basis of the respective assets. The amount of these adjustments to the unaudited pro forma condensed combined balance sheet is determined by applying the blended statutory rate of approximately 24% to the portion of these adjustments assuming all assets are within U.S. jurisdictions.

The acquired right-of-use assets and lease liabilities are measured and recognized based on the remaining future lease payments using RBA’s incremental borrowing rates. The current portion of the lease liability is calculated as the present value of the contractual lease payments for the subsequent twelve months. No amounts were recorded in the unaudited pro forma condensed combined income statements related to the lease adjustment as the amount is not material.

The assumed liabilities include a one-time one percent excise tax incurred on the cash consideration that increases the repurchase excise tax base for IAA concurrent with the Mergers. This tax was added by the Inflation Reduction Act and is effective January 1, 2023.

The adjustments to additional paid-in capital in connection with the acquisition accounting for the Mergers are summarized below:

(dollars in millions)
Elimination of IAA historical additional paid-in capital	$(26)
Fair value of RBA common shares issued	3,713
Fair value of assumed IAA equity awards attributable to pre-combination service	13
Additional paid-in capital	$3,700

(b)	Represents the settlement of transaction costs accrued as of December 31, 2022 and the remaining estimated transaction costs to be incurred by RBA in connection with the Mergers.

(c)	Represents the one-time RBA Special Dividend approved and declared in connection with the closing of the Mergers in an aggregate amount of $120.0 million. On March 28, 2023, the RBA Special Dividend was paid in cash to holders of record of RBA common shares as of March 17, 2023.

(d)	Represents the accelerated stock-based compensation expense at closing related to certain IAA executives’ equity awards in connection with the Mergers. As the IAA awards granted to those executives will be settled at closing and require no future service, the entire post-combination portion of such awards is recognized as compensation expense immediately after the closing of the Mergers.

6.       Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Income Statement

The adjustments included in the unaudited pro forma condensed combined income statement for the year ended December 31, 2022 are as follows:

(a)	Represents the elimination of IAA historical amortization expense relate to identifiable intangible assets.

(b)	Represents the recognition of new amortization expense related to acquired identifiable assets based on the estimated fair value as of March 20, 2023. Amortization expense is calculated based on the estimated fair value of each of the identifiable intangible assets and the associated estimated useful lives below:

	Estimated Value	Potential Useful Life
Assets acquired	(dollars in millions)	(years)
Provider and buyer relationships	$2,030	10
Developed technology	150	6
Trade names and trademarks	160	6
Total assets acquired	$2,340

(c)	Represents the elimination of the interest expense associated with IAA’s extinguished credit facilities and senior notes.

(d)	Represents the remaining one-time estimated costs incurred by RBA prior to, or concurrent with, the Mergers and are reflected in the unaudited pro forma condensed combined balance sheet as a direct reduction to the combined entity’s accumulated deficit and are assumed to be cash settled.

(e)	Represents the elimination of historical IAA stock-based compensation expense related to IAA equity awards.

(f)	Represents the recognition of new stock-based compensation expense for the post-combination portion of the cancelled and exchanged IAA equity awards recorded under Selling, general and administrative expenses.

As IAA RSAs and IAA Phantom Stock Awards granted to non-employee directors were settled at closing with no future service required, the entire post-combination portion of such awards of $0.3 million will be recognized as compensation expense immediately after the closing of the Mergers. Vested IAA Stock Options were cancelled and exchanged to RBA options, and the post-combination fair value step-up that will be expensed immediately after the closing of the Mergers is not material. These are non-recurring adjustments.

IAA Stock Options, IAA RSU Awards and IAA PRSU Awards were cancelled and exchanged into 554,626 RBA awards with an estimated aggregate fair value of $22.3 million, of which $9.3 million is attributable to post-combination services and will be recognized as compensation expense throughout the remaining service periods. RBA awards are subject to the same terms and conditions applicable to the corresponding IAA equity awards, including vesting terms. With respect to any RSU awards that replace IAA PRSU Awards, vesting is longer be subject to the achievement of performance goals and is solely be based on providing continued services to RBA through the end of the applicable service period.

(g)	Represents the one-time transaction bonuses that certain IAA employees, including certain executive officers, became entitled to receive in connection with the Mergers, in addition to one-time discretionary payments made to certain IAA and RBA employees and accelerated vesting of equity awards granted to certain IAA and RBA employees as a result of the Mergers.

(h)	Represents the pro forma basic and diluted net income per share attributable to the combined entity’s common shareholders presented in conformity with the two-class method required for participating securities as a result of the pro forma adjustments. The two-class method requires income available to common shareholders for the period to be allocated between shares of common stock and participating securities based on their respective rights to receive earnings as if all earnings for the period had been distributed. The Series A Senior Preferred Shares of the combined entity are participating securities that contractually entitle the holders of such shares to participate in the combined entity’s earnings but do not contractually require the holders of such shares to participate in the combined entity’s losses.

The pro forma basic net income per share attributable to the combined entity’s common shareholders is calculated using the historical basic weighted average shares of RBA common shares outstanding, adjusted for the additional new shares of RBA common stock issued to consummate the Mergers, and the new shares of RBA common stock issued and sold to the Starboard purchasers. Pro forma diluted net income per share attributable to the combined entity’s common shareholders is calculated using the historical diluted weighted average shares of RBA common shares outstanding, adjusted for the additional new shares of RBA common stock issued to consummate the Mergers, and the new shares of RBA common stock issued and sold to the Starboard purchasers, and the potentially dilutive effect of the exchanged IAA Stock Options, IAA RSU Awards and IAA PRSU Awards.

The pro forma weighted average shares outstanding used to calculate pro forma basic and diluted net income per share attributable to common shareholders was not adjusted for the potential common shares that may be issued to settle the cumulative dividend payments and allocated earnings attributable to the Series A Senior Preferred Shares as such amounts are assumed to be cash settled at the combined entity’s election for purposes of this unaudited pro forma condensed combined financial information. The impact to pro forma basic and diluted net income per share attributable to the combined entity’s common shareholders assuming share settlement of such amounts is not material.

For the year ended December 31, 2022
(dollars in millions, except share and per share data)
Numerator:
Net income	$230
Cumulative dividend related to the issuance of Series A Senior Preferred Shares	(27)
Allocated earnings to participating securities	(7)
Pro forma net income attributable to common stockholders	$196

Denominator:
Historical RBA weighted average shares outstanding (basic)	110,781,282
RBA common shares issued to IAA stockholders pursuant to the Merger Agreement(1)	70,339,723
RBA common shares issued to holders of assumed IAA equity awards subject to post-closing vesting(2)	244,151
Common shares issued in connection with the Investment Transaction	251,163
Pro forma weighted average shares (basic)	181,616,319

Historical RBA weighted average shares outstanding (diluted)	111,886,025
RBA common shares issued to IAA stockholders pursuant to the Merger Agreement(1)	70,339,723
RBA common shares issued to holders of assumed IAA equity awards subject to post-closing vesting(2)	366,773
Common shares issued in connection with the Investment Transaction	251,163
Pro forma weighted average shares (diluted)	182,843,684

Pro forma net income per share attributable to common shares:
Basic	$1.08
Diluted	$1.07

(1)	Includes the cancellation and exchange of all 133,864,518 issued and outstanding shares of IAA Common Stock in addition to 27,855 shares underlying IAA RSAs and 37,049 shares underlying IAA Phantom Stock Awards granted to non-employee directors based on the capitalization activity of IAA as of March 20, 2023, into $12.80 per share in cash, plus an aggregate of 70,339,723 RBA common shares.

(2)	A total of 268,291 granted and outstanding unvested IAA RSU Awards and 212,979 shares granted and outstanding of unvested IAA PRSU Awards are cancelled and converted into 366,899 shares of RBA RSU awards. The number of such RBA RSU awards vested during the first 12 months after the Mergers are added to the historical basic RBA common shares outstanding. The weighted average impact to the number of shares added to the historical basic RBA common shares is not material.

7.       Non-GAAP Measures

Below is a description of our unaudited pro forma non-GAAP financial measures. The pro forma non-GAAP metrics included in this current report have been calculated in accordance with Item 10 of Regulation S-K. We regularly review the following non-GAAP financial measures to evaluate our business, measure our performance, identify trends, prepare financial projections and make business decisions. The measures set forth below should be considered in addition to, not as a substitute for or in isolation from, our financial results prepared in accordance with GAAP or the unaudited pro forma financial information presented in this current report. Other companies may calculate these measures differently, limiting their usefulness as comparative measures. The pro forma non-GAAP measures are presented herein because these are important metrics used by management as one of the means by which it assesses acquisition targets. Moreover, they are frequently used by analysts, investors and other interested parties to evaluate companies in our industry.

The unaudited pro forma non-GAAP financial measures were derived from and should be read in conjunction with the following SEC filings:

•	the non-GAAP financial information of RBA as of and for the year ended December 31, 2022 set forth under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in RBA’s Annual Report on Form 10-K filed with the SEC on February 21, 2023; and

•	the non-GAAP financial information as of and for the year ended January 1, 2023 included within Exhibit 99.1 of IAA’s Current Report (excluding any information and exhibits furnished under Item 2.02 or 7.01) on Form 8-K filed with the SEC on February 22, 2023.

Adjusted pro forma EBITDA and adjusted pro forma net income attributable to common stockholders have limitations as analytical measures, and you should not consider these measures in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are that the non-GAAP measures:

•	do not reflect interest income, interest expense or other non-operating gains and losses, which may represent an increase to or reduction in cash available to us;

•	exclude non-cash charges for depreciation of property, plant and equipment and amortization of intangible assets, and although the assets being depreciated and amortized may have to be replaced in the future, adjusted pro forma EBITDA does not reflect cash capital expenditure requirements for such replacements or for new capital expenditure requirements;

•	do not reflect acquisition costs, restructuring costs, litigation costs or other costs that we do not consider to be routine in nature for the ongoing financial performance of our business, which may represent a reduction in cash available to us;

•	exclude non-cash charges for stock-based compensation expense, which is expected to continue to be part of our compensation strategy;

•	do not reflect provisions for income taxes, which may represent a reduction in cash available to us.

Adjusted pro forma EBITDA is calculated by adding back depreciation and amortization, interest expense, income tax expense, and subtracting interest income from pro forma net income, as well as adding back share-based payments expense, acquisition-related costs, loss (gain) on disposition of property, plant and equipment and related costs, certain non-recurring advisory, legal and restructuring costs, change in fair value of derivatives, and the fair value adjustments related to contingent consideration. Certain historical adjustments which are included in IAA Adjusted EBITDA, and meet RBA’s definition, have been included and adjusted for in the adjusted pro forma EBITDA reconciliation below.

Adjusted pro forma net income attributable to common stockholders eliminates the financial impact of adjusting items from pro forma net income attributable to common stockholders that we do not consider to be part of our normal operating results, such as share-based payments expense, acquisition-related costs, amortization of acquired intangible assets, and loss (gain) on disposition of property, plant and equipment and related costs. Also adjusted were certain non-recurring advisory, legal and restructuring costs, the change in fair value of derivatives, loss on redemption and extinguishment of indebtedness and related interest expenses, and the fair value adjustments related to contingent consideration. Certain historical adjustments which are included in IAA’s adjusted net income, and meet RBA definition, have been included and adjusted for in the adjusted pro forma net income attributable to common stockholders reconciliation below.

The following table reconciles adjusted pro forma EBITDA to pro forma net income, the most directly comparable pro forma financial measure:

For the year ended December 31, 2022
(dollars in millions)
Pro forma net income	$230
Add: depreciation and amortization	393
Add: interest expense	278
Less: interest income(1)	(8)
Add: income tax expense	43
Pro forma EBITDA	$936
Share-based payment expense(2)	45
Acquisition-related costs	187
Non-recurring advisory, legal and restructuring costs(3)	8
Loss (gain) on disposition of property, plant and equipment and related costs(4)	(168)
Change in fair value of derivatives	(1)
Fair value adjustments related to contingent consideration(5)	5
Adjusted pro forma EBITDA	$1,012

(1)	Includes $0.9 million of interest income for IAA for the year ended January 1, 2023.

(2)	Includes $13.0 million of pro forma IAA share-based payment expenses for the year ended January 1, 2023.

(3)	Includes $3.0 million of non-recurring IAA retention/severance costs and professional fees costs for the year ended January 1, 2023.

(4)	Includes $(1.0) million of IAA costs related to loss (gain) on disposition of property, plant and equipment for the year ended January 1, 2023.

(5)	Adjustment specific to IAA only activities for the period.

The following table reconciles adjusted pro forma net income attributable to common stockholders to pro forma net income attributable to common stockholders, the most directly comparable pro forma financial measure:

For the year ended December 31, 2022
(dollars in millions)
Pro forma net income attributable to common stockholders	$196
Share-based payment expense	45
Acquisition-related costs	187
Amortization of acquired intangible assets(1)	285
Non-recurring advisory, legal and restructuring costs	8
Loss (Gain) on disposition on property, plant and equipment and related costs	(168)
Loss on redemption and extinguishment of indebtedness and related interest expenses(2)	10
Change in fair value of derivatives	(1)
Fair value adjustments related to contingent consideration	5
Related tax effects of the above	(90)
Related allocation of the above to participating securities	(10)
Adjusted pro forma net income attributable to common stockholders	$467

(1)	Includes the recognition of new amortization expense related to identifiable acquired assets based on the estimated fair values as of March 20, 2023.